SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-27343

                           NOTIFICATION OF LATE FILING


(Check   [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F   [X ] Form 10-Q
One):    [ ] Form N-SAR

For Period Ended:      December 31, 2000
                 ---------------------------

[ ]   Transition Report on Form 10-K       [ ]   Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F       [ ]   Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         Part I. Registrant Information

Full name of registrant             InfoCast Corporation
                        --------------------------------------------------------

Former name if applicable:______________________________________________________

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Address of principal executive office (Street and number):
One Richmond Street West, Suite 902
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City, State and Zip Code:
Toronto Ontario M5H 3W4
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                        Part II. Rule 12b-25 (b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]      (a)   The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;


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[X]      (b) The subject annual report, semi-annual report, transition report on
         Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               Part III. Narrative

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant was unable to file the Form 10-Q for the fiscal quarter ended December 31, 2000 (the "Report") without unreasonable effort or expense due to the related delays in gathering information for inclusion in the Report associated therewith.

                           Part IV. Other Information

         (1) Name and telephone number of person to contact in regard to this notification

                  James Leech              416                       867-1681
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                   (Name)               (Area Code)          (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           InfoCast Corporation
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   February 13, 2001                      By /s/ Herve Seguin
     -------------------                        --------------------------------
                                                Name:  Herve Seguin
                                                Title: Chief Financial Officer

                  Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement

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         is signed on behalf of the  registrant by an authorized  representative
         (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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